Exhibit 99.1

News Release

Uranium Resources Reports Lower Cash Burn Rate in 2Q Financial Results

CENTENNIAL, Colo., August 8, 2014 — Uranium Resources, Inc. (NASDAQ: URRE) reports that it has continued to reduce its overall cash burn rate. URRE ended 2Q 2014 with cash and cash equivalents of $10.4 million and positive working capital of $8.7 million.

Highlights for 2Q 2014 and to date:

•                  Net cash used in operating activities decreased by 30% to -$3.0 million in 2Q 2014 compared with -$4.3 million for 2Q 2013.

•                  Operating and mineral property expenses dropped by 35% to $1.1 million in 2Q 2014 from $1.6 million in 2Q 2013.

•                  During the second quarter, the Company drew a final $3.0 million from its senior convertible loan facility with its largest shareholder Resource Capital Fund V L.P. (RCF).

•                  The Company completed a Technical Report on the Juan Tafoya Project in New Mexico in June 2014.

Christopher M. Jones, President and Chief Executive Officer, said, “During 2014, we have demonstrated cash savings and improved overhead efficiency with 8% lower mineral property expenses and general and administrative expenses totaling $6.7 million in the first six months of 2014 compared with $7.3 million in the same period in 2013. We are on track with our drive to achieve a cash burn rate of under $1.0 million per month and are funded well into 2015.”

Financial Overview

The second quarter net loss of $3.1 million was 25% lower than in 2Q 2013 while corresponding net loss per share was $0.13 and $0.21, respectively. The smaller net loss compared with a year ago was due to significantly lower mineral property expenses by $0.6 million and no impairment in 2Q 2014 compared to $0.4 million in non-cash property impairment in 2Q 2013.

Mineral property expenses were $1.1 million in 2Q 2014 compared with $1.6 million a year ago, reflecting the completion of certain restoration activities in South Texas, while general and administrative expenses were $2.2 million compared with $1.9 million due to higher non-cash stock compensation expenses offsetting a lower cash payroll burden. As a result of the outstanding principal on the convertible loan, the second quarter interest expense of $624,000 was higher than 2Q 2013 and comprised $430,000 of non-cash debt amortization, $176,000 of interest paid on the convertible loan and other interest paid.

Cash and equivalents were $10.4 million at June 30, 2014 compared with $5.3 million at June 30, 2013 and $1.1 million at December 31, 2013. On August 1, 2014, the cash balance was approximately $9.0 million and total shares outstanding was 24.8 million.

Table 1: Financial Summary

($ in 000)	Q2 2014	Q2 2013	Variance
Cash and Cash Equivalents	$10,420	$5,326	96%
Current Assets	11,136	5,727	94%
Current Liabilities	2,396	3,107	-23%
Working Capital	8,740	2,620	234%
Convertible Loan(1)	8,000	—	n.a.
Total Shareholders’ Equity	$31,049	$36,669	-15%

(1)         The current convertible loan totals $8.0 million at June 30, 2014.  The convertible loan facility is recorded under long-term liabilities on the Company’s balance sheet at June 30, 2014 as a derivative liability at a fair value of $4.0 million and the convertible loan’s residual value of $3.4 million.

Table 2: Financial and Capital Summary

($ and Shares in 000, Except Per Share and Uranium Price)	Q2 2014	Q2 2013	Variance	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	Variance
Net Cash Used in Operations	$(3,033)	$(4,337)	-30%	$(6,783)	$(8,224)	-18%
Operating and Mineral Property Expenses	1,062	1,634	-35%	1,942	2,742	-29%
General and Administrative	2,157	1,940	11%	4,799	4,575	5%
Interest Expense	624	10	6140%	1,038	250	315%
Net Loss	$(3,128)	$(4,197)	-25%	$(6,588)	$(8,670)	-24%
Net Loss Per Share	$(0.13)	$(0.21)	-38%	$(0.28)	$(0.47)	-40%
Avg. Weighted Shares Outstanding	24,619	19,821	24%	23,495	18,550	27%
Uranium Average Spot Price (source: UxC)	$29.65	$40.36	-27%	$32.40	$41.52	-22%

On April 29, 2014, the Company and RCF amended the convertible loan agreement to reduce the size of the second tranche to $3.0 million from $5.0 million and cancelled the undrawn third tranche of a further $5.0 million. With the receipt of $3.0 million from the second tranche of the convertible loan, URRE is now carrying a total of $8.0 million under the convertible loan. In July 2014, the Company received net proceeds of approximately $181,000 from the sale of shares utilizing the Company’s At The Market sales agreement.

All periods prior to 4Q 2013 were restated to expense certain costs. The restatement did not impact the Company’s cash position, financing agreements or progress on operating plans.

In other corporate matters, Director Terence J. Cryan was elected by the Board of Directors as the new Chairman, taking over those duties from long-serving Director Paul K. Willmott as announced in the Company’s news release of June 6, 2014. Mr. Willmott continues to serve as a director.

Operations Overview

At Kingsville Dome, the Company completed the pond restoration project in 1Q 2014. Lower-cost stabilization and monitoring work are ongoing and will continue for a few years according to regulatory requirements for Kingsville Dome as well as the depleted Vasquez well fields in South Texas. At Rosita, certain old wells are undergoing plugging. Both Rosita and Kingsville Dome remain on standby for a potential restart when there is a sustained recovery in uranium prices and such restart would be subject to project financing.

In New Mexico, pertaining to the Company’s Churchrock Project, the Company’s discussions with a subcommittee of the Navajo Nation Council Resources and Development Committee (RDC) to draft terms of an agreement to define mutual benefits for the Navajo Nation and the Company have terminated as the subcommittee has been dissolved. As announced in the Company’s news release of

July 23, 2014, the Navajo Nation Council rescinded the Navajo Nation Resources and Development Committee’s December 2013 resolution that acknowledged the Company’s right of access and surface use at its Churchrock Project and that created the subcommittee.

There is no change to the Temporary Access Agreement between the Navajo Nation and the Company for the Company to access its Churchrock properties. The Company anticipates continuing to communicate with the Navajo Nation, but cannot predict with any certainty as to the timing or outcome of this matter.

Technical Reports

The Company completed a Technical Report on mineral resources at the Juan Tafoya Project in New Mexico, which adheres to the format of Canadian National Instrument 43-101. As reported in the Company’s June 12, 2014 news release, the Juan Tafoya Project has an estimated 4.2 million tons at an average uranium grade of 0.15% in non-reserve mineralized material categorized as Inferred Resources.  The Juan Tafoya Technical Report, which is available on the Company’s website, recommends the Company advance this “project of merit” to the next stage of infill drilling to upgrade the mineral resource.

This was the second Technical Report completed by the Company this year. The Juan Tafoya Project is located 15 miles by road northeast of the Company’s Cebolleta Project, which has an estimated 5.6 million tons at an average uranium grade of 0.17% in Inferred Resources as described in the NI 43-101 compliant Technical Report of April 2014.

Uranium Market Commentary

According to UxC Consulting, the uranium spot price declined below $30.00 per pound at the end of April 2014. Industry analysts cite an oversupply of secondary supply from enrichment facilities for the continued weakness in uranium spot prices. Recent news from Japan reported that Japan moved closer to restarting nuclear power generation following the Nuclear Regulatory Authority’s first draft approval under new, more stringent safety regulations of two reactors at the Sendai power plant, with expectation of final approval with Sendai’s final submission of documents. The Company believes that overall uranium fundamentals have not changed and expects tightening supply and rising demand from expanding global nuclear power generation to bring about recovering uranium prices over the mid-term.

2014 Outlook

The Company continues to monitor the uranium market closely, adjusting business plan priorities in the face of cash conservation. As of a result of the legislation of the Navajo Nation Council, nullifying the RDC subcommittee, the Company has removed the 2014 goal of achieving meaningful progress with the RDC subcommittee in advancing the Churchrock Project.

During 2014, the Company expects to:

•                  Generate NI 43-101 compliant technical reports for the Roca Honda and the Churchrock projects in New Mexico by the end of 2014,

•                  Evaluate and prioritize other projects for NI 43-101 compliant technical reports,

•                  Reduce and maintain cash burn rate to under $1.0 million per month, and

•                  Pursue additions of quality mineral resources within an economic haulage distance for processing at the Company’s two facilities in South Texas, as well as opportunistic, value-accretive acquisitions and/or operating/processing agreements.

Conference Call/Webcast Details

The Company is hosting a conference call and webcast to discuss its 2Q 2014 financial results and recent developments today, August 8, 2014, at 11:00 a.m. Eastern time (9:00 a.m. Mountain). The conference call and presentation are also available via a live webcast through the Company’s website, www.uraniumresources.com.

Dial-in Numbers:	+1 (800) 319-4610 (U.S. and Canada)

+1 (604) 638-5340 (International)

Conference ID:	Uranium Resources Conference Call

A replay of the call will be available on the Company’s website through August 29, 2014.

Replay Numbers:	+1 (800) 319-6413 (U.S. and Canada)

+1 (604) 638-9010 (International)

Code:	1426 followed by the # sign.

About Uranium Resources

Uranium Resources, Inc. was incorporated in 1977 to explore, develop and recover uranium. Uranium Resources controls minerals rights encompassing approximately 200,000 acres in the prolific Grants Mineral Belt in New Mexico, which holds one of the largest known concentrations of sandstone-hosted uranium deposits in the world. The Company has two licensed processing facilities and properties in Texas, and an NRC license to recover up to three million pounds of uranium per year using the in situ recovery (ISR) process at certain properties in New Mexico. The Company acquired these properties over the past 25 years, along with an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the Western United States.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the timing or occurrence of production at or restoration of the Company’s properties, , the resources included in the Juan Tafoya and Cebolleta Technical Reports, which consist solely of inferred resources, the timing, cost and results of any PEA or scoping level study regarding the Juan Tafoya or Cebolleta projects, future improvements in the demand for and price of uranium, the adequacy of funding for the Company through 2015, expected reductions in the Company’s operating expenses and burn rate, the ability of the Company to optimize technical and operational components, the completion of technical reports for the Company’s New Mexico properties, any agreement or progress with the Navajo Nation Council in advancing the Churchrock ISR project, additions of reserves and resources or acquisitions, and entry into operating or processing agreements are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the fact that NI 43-101 reports describe various types of “resources” which are not recognized by the SEC; inferred resources are the lowest standard of resource allowed under NI 43-101 standards and may not qualify as “mineralized material” under SEC staff positions; “reserves” are defined differently by the SEC and under NI 43-101 standards; the Company’s ability to raise additional capital in the future, spot price and long-term contract price of uranium; the outcome of negotiations with the Navajo Nation; the Company’s ability to reach agreements with current royalty holders; operating conditions at the Company’s projects; government and tribal regulation of the uranium industry and the nuclear power industry; world-wide uranium supply and demand; maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments; unanticipated geological, processing, regulatory and legal or other problems the Company may encounter; and other factors which are more fully described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Qualified Person

Dean T. “Ted” Wilton, CPG-7659, Chief Geologist and Vice President of Uranium Resources, is a Qualified Person under Canada National Instrument 43-101 (“NI 43-101”). Mr. Wilton supervised the preparation of the scientific and technical information regarding the Juan Tafoya and Cebolleta projects for this news release. A description of the key assumptions, parameters and methods used to estimate the non-reserve mineralized material in inferred resources and data verification procedures and a discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, and other relevant factors, are contained in the Juan Tafoya and Cebolleta Technical Reports, which are available on the Company’s website.

Cautionary Note Regarding References to Resources and Reserves

Investors are cautioned that the requirements and terminology of NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Definition Standards (the “CIM Standards”) differ significantly from the requirements and terminology of the SEC set forth in the SEC’s Industry Guide 7 (“SEC Industry Guide 7”). Accordingly, the Company’s disclosures regarding mineralization may not be comparable to similar information disclosed by the Company in the reports it files with the SEC. Without limiting the foregoing, while the terms “mineral resources,” “inferred resources,” “indicated resources” and “measured mineral resources” are recognized and required by NI 43-101 and the CIM Standards, they are not recognized by the SEC and are not permitted to be used in documents filed with the SEC by companies subject to SEC Industry Guide 7. Mineral resources which are not mineral reserves do not have demonstrated economic viability, and investors are cautioned not to assume that all or any part of a mineral resource will ever be converted into reserves. Further, inferred resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of the inferred resources will ever be upgraded to a higher resource category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility study, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit amounts. In addition, the NI 43-101 and CIM Standards definition of a “reserve” differs from the definition in SEC Industry Guide 7. In SEC Industry Guide 7, a mineral reserve is defined as a part of a mineral deposit which could be economically and legally extracted or produced at the time the mineral reserve determination is made, and a “final” or “bankable” feasibility study is required to report reserves, the three-year historical price (or in certain circumstances, a contract price) is used in any reserve or cash flow analysis of designated reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. The Company discloses non-reserve mineralized material that is considered too speculative geologically to be categorized as reserves under SEC Industry Guide 7. Estimates of non-reserve mineralized material are subject to further exploration and development, are subject to many risks and highly speculative, and may not be converted to future reserves of the Company. Investors are cautioned not to assume that all or any part of such non-reserve mineralized material exists, or is economically or legally extractable. Mineralized material that is not reserves does not have any demonstrated economic viability.

Contact:

Wendy Yang, Investor Relations

(303) 681-7222

info@uraniumresources.com

www.uraniumresources.com

Uranium Resources, Inc.

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS

Current Assets:
Cash and cash equivalents	$10,419,968	$1,117,303
Prepaid and other current assets	716,217	685,678
Total Current Assets	11,136,185	1,802,981

Property, plant and equipment, at cost:
Property, plant and equipment	96,411,460	96,407,310
Less accumulated depreciation, depletion and impairment	(65,744,117)	(65,566,411)
Net property, plant and equipment	30,667,343	30,840,899

Restricted cash	4,010,967	4,010,937
Total Assets	$45,814,495	$36,654,817

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,042,724	$1,243,169
Accrued liabilities	1,193,383	1,775,491
Current portion of asset retirement obligations	151,434	—
Current portion of capital leases	8,650	10,543
Total Current Liabilities	2,396,191	3,029,203

Asset retirement obligations	3,637,068	3,833,608
Derivative liability - convertible loan	3,956,886	2,169,408
Convertible loan, related party	3,425,219	1,024,715
Other long-term liabilities and deferred credits	1,350,000	1,350,000
Long-term capital leases, less current portion	—	4,495
Total Liabilities	14,765,364	11,411,429

Commitments and contingencies

Stockholders’ Equity:
Common stock, 200,000,000 shares authorized, $.001 par value; 24,686,715 and 19,820,258 shares issued and outstanding, respectively	24,691	19,824
Paid-in capital	229,092,383	216,703,028
Accumulated deficit	(198,058,525)	(191,470,046)
Less: Treasury stock (3,813 shares), at cost	(9,418)	(9,418)
Total Stockholders’ Equity	31,049,131	25,243,388

Total Liabilities and Stockholders’ Equity	$45,814,495	$36,654,817

URANIUM RESOURCES INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
		(Restated)		(Restated)
Operating income/(expenses)
Mineral property expenses	$(1,062,368)	$(1,633,476)	$(1,942,372)	$(2,742,453)
General and administrative	(2,157,218)	(1,939,882)	(4,798,718)	(4,575,118)
Accretion of asset retirement obligations	(22,438)	(97,435)	(101,617)	(194,870)
Depreciation and amortization	(76,800)	(111,082)	(177,706)	(232,960)
Impairment of uranium properties	—	(400,226)	—	(679,655)
Total operating expenses	(3,318,824)	(4,182,101)	(7,020,413)	(8,425,056)

Other income/(expenses)
Gain on derivatives	805,879	—	1,459,647	—
Interest expense	(624,063)	(9,908)	(1,038,066)	(249,626)
Other income/(expense), net	8,566	(4,691)	10,353	4,535
Total other income/(expense)	190,382	(14,599)	431,934	(245,091)

Net loss	$(3,128,442)	$(4,196,700)	$(6,588,479)	$(8,670,147)
LOSS PER SHARE - BASIC AND DILUTED	$(0.13)	$(0.21)	$(0.28)	$(0.47)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	24,619,266	19,820,507	23,495,157	18,550,244

Uranium Resources, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2014	2013
		(Restated)
Operating activities:
Net loss	$(6,588,479)	$(8,670,147)
Reconciliation of net loss to cash used in operations:
Accretion/amortization of asset retirement obligations	101,617	194,870
Amortization of debt discount	647,629	—
Unrealized gain - derivative liability	(1,459,647)	—
Decrease in restoration and reclamation accrual	(146,723)	(933,897)
Depreciation	177,706	232,960
Impairment of uranium properties	—	679,655
Stock compensation expense	463,274	183,316
Other non-cash items, net	23,846	73,795
Effect of changes in operating working capital items:
Decrease in receivables	19,185	270,876
(Increase)/decrease in prepaid and other current assets	(49,754)	35,773
Decrease in payables, accrued liabilities and deferred credits	28,698	(291,301)
Net cash used in operating activities	(6,782,648)	(8,224,100)

Cash flows from investing activities:
Additions to restricted cash	—	5,481,573
Additions to/(reductions in) uranium properties	—	(115,244)
Purchases of equipment	(4,150)	—
Net cash provided by/(used in) investing activities	(4,150)	5,366,329

Cash flows from financing activities:
Proceeds from convertible loan	5,000,000	—
Payments on borrowings	(6,388)	(80,444)
Issuance of common stock, net	11,183,071	3,599,432
Payment of minimum withholding taxes on net share settlements of equity awards	(87,220)	—
Net cash provided by financing activities	16,089,463	3,518,988

Net increase in cash and cash equivalents	9,302,665	661,217
Cash and cash equivalents, beginning of period	1,117,303	4,664,596
Cash and cash equivalents, end of period	$10,419,968	$5,325,813

Cash paid during the period for:
Interest	$5,751	$2,970
Non-cash transactions:
Common stock issued for payment of convertible loan fees and interest	$501,250	$—
Common stock issued for repayment of short-term loan principal and interest	$—	$5,095,833
Common stock issued under stock-based compensation plans	$191,730
Common stock issued for the settlement of litigation	$333,847
Common stock issued for services	$—	$291,500
Restricted stock issued for services	$—	$47